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Exhibit 99.2

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER Temporarily Increases Line of Credit to $75 Million
To Support Offer For Remaining Novasoft Shares

        Greenwood Village, Colorado—October 7, 2004—CIBER, Inc. (NYSE: CBR) announced today it has amended its Wells Fargo Bank, N.A. credit facility, to temporarily increase the revolving line of credit from $50 million to $75 million. On September 10, 2004, CIBER acquired 67 percent of the net outstanding shares of Novasoft AG (FSE: NOVG.DE). The line of credit increase is in anticipation of CIBER's compulsory cash offer for the remaining Novasoft AG shares owned by public shareholders. The line of credit will automatically reduce to $60 million on March 31, 2005 and reduce again to $50 million on September 30, 2005.

        "Once again, Wells Fargo has helped support CIBER's acquisition strategy by increasing our line of credit," said David Durham, CIBER's Chief Financial Officer. "The temporary nature of the increase and the return back to the prior $50 million level within one year is consistent with our stated goals for 2005 of using operating cash flow to reduce debt and re-purchase our shares."

        About CIBER, Inc.    CIBER, Inc. (NYSE: CBR—News) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 20 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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CIBER Temporarily Increases Line of Credit to $75 Million To Support Offer For Remaining Novasoft Shares